Exhibit 99.2

Facts and Q&A Relating to PTGi’s Sale of North America Telecom

Facts

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Primus Telecommunications Group, Incorporated (“PTGi”) and affiliates of York Capital Management have entered into a definitive agreement whereby York and its affiliates will acquire North America Telecom for a cash consideration of $129 million, subject to adjustments for working capital.

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The transaction will require PTGi stockholder approval and regulatory approvals, and is subject to customary closing conditions. It has been approved by the PTGi Board of Directors and the Special Committee of the Board of Directors.

•	Of the consideration, $15.2 million will be placed into escrow subject to the satisfaction of certain potential obligations as outlined in the Purchase Agreement.

•	The deal structure allows for two closings:

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The transaction is currently expected to close by the third quarter of 2013, with the exception of the sale of our PTI subsidiary. Subject to regulatory approvals, the sale of PTI is expected to close subsequent to the third quarter of 2013.

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North America Telecom provides advanced communication solutions, including traditional and IP voice, data, mobile services, broadband Internet, metro fiber and Carrier Ethernet to business and residential customers in Canada and the United States. Assets include:

•	Sales and customer service offices throughout Canada.

•	International gateway switching infrastructure in Toronto, Montreal, Ottawa, London, Edmonton and Vancouver and a nationwide SS7 network with signal transfer points (“STPs”) in Vancouver and Toronto.

•	102 POPs, including all major cities in Canada that use a nationwide integrated network backbone for voice, data, Internet and private line services.

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Next generation IP voice switches in Toronto, Vancouver, Montreal, Ottawa, London and Edmonton which provide on-net equal access coverage to an estimated 90% of the population of Canada. Co-located at 83 incumbent local exchange carriers (“ILECs”).

•	On-net fiber network in downtown Ottawa that could reach more than 50 multi-tenant commercial buildings in the core.

•	For 2012, North America Telecom generated revenue of USD $227.0 million. Capex for the year was US $8.7 million.

•	North America Telecom has approximately 600 employees.

Q&A

Transaction

1.	What are the terms of the transaction?

(A)	PTGi and each of Primus Telecommunications Holding, Inc. (“PTHI”), Primus Telecommunications International, Inc. (“PTII”) and Lingo Holdings, Inc. (“Lingo Holdings”, and together with PTHI and PTII, the “Sellers”), direct or indirect wholly owned subsidiaries of PTGi, entered into an equity purchase agreement dated as of May 10, 2013 (the “Purchase Agreement”) with PTUS, Inc. (“US Acquireco”) and PTCAN, Inc. (“CAN Acquireco” and together with US Acquireco, the “Purchasers”), affiliates of York Capital Management, an investment firm, to sell to the Purchasers all of the outstanding equity of each of Primus Telecommunications, Inc. (“PTI”), Lingo, Inc. (“Lingo”), iPrimus, USA, Inc. (“iPrimus”), 3620212 Canada Inc. (“Primus Canada”), Primus Telecommunications Canada Inc. (“PTCI”), Telesonic Communications Inc. (“Telesonic”), and Globility Communications Corporation (“Globility”, and together with PTI, Lingo, iPrimus, Primus Canada, PTCI and Telesonic, the “Companies”), indirect or direct wholly owned subsidiaries of PTGi, for approximately US$129 million (the “Transaction”). The purchase price is subject to potential downward or upward post-closing adjustments based on net working capital and cash at closing. The Purchase Agreement contains customary indemnification obligations, representations, warranties and covenants for a transaction of this nature. Certain indemnification obligations are subject to a cap of approximately US$12.9 million. In addition, the Purchase Agreement provides that the Sellers must, for 14 months after the closing of the Transaction, maintain a minimum balance of cash and cash equivalents necessary to satisfy PTGi’s indemnification obligations under the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, US$6.45 million of the purchase price will be placed in escrow to be released 14 months after the closing date, subject to any deductions required to satisfy indemnification obligations of PTGi under the Purchase Agreement. In addition, US$4 million of the purchase price will be placed in escrow to cover any payments required in connection with the post-closing working capital and cash adjustments, which escrow amount will be released when such adjustments are conclusively agreed upon. Furthermore, US$4.8 million of the purchase price will be placed in escrow to cover certain tax liabilities, which escrow amount will be released after a positive ruling with respect to the underlying matter is received or 30 days after expiration of the applicable statute of limitations relating to the underlying matter. The Purchase Agreement also contains certain termination rights for PTGi, the Sellers and the Purchasers, including the right of PTGi and the Sellers, in certain circumstances, to terminate the Purchase Agreement and accept a superior proposal. If the Purchase Agreement is terminated, in certain circumstances, the Sellers would be required to pay to the Purchasers reasonable costs and expenses incurred by the Purchasers of up to 1% of the purchase price or a termination fee equal to US$3.87 million. In certain circumstances in which the Purchase Agreement is terminated or the Purchasers breach the Purchase Agreement, Purchasers would be required to pay to PTGi a reverse termination fee equal to US$25 million as liquidated damages.

2.	Why are there two closings? What is the regulatory approval process and who will run it?

(A)	The transaction is currently expected to close by the third quarter of 2013, with the exception of the sale of our PTI subsidiary. Subject to regulatory approvals, the sale of PTI is expected to close subsequent to the third quarter of 2013.

3.	When is the shareholder vote? When will you set the date?

(A)	We anticipate during the second quarter, a proxy statement will be prepared and filed with the SEC. The proxy statement will be mailed to shareholders following clearance from the SEC and a shareholder meeting will be held subsequent to such mailing.

4.	What are the net proceeds of the deal expected to be given the escrow accounts?

(A)	The net proceeds, less the escrow accounts, are anticipated to be $112.1 million before any working capital adjustment.

5.	Who advised PTGi on the deal?

(A)	Jefferies LLC, is acting as exclusive financial advisor to the Special Committee of the Board of PTGi’s Board of Directors and O’Melveny & Myers LLP was outside legal counsel to the Special Committee of PTGi’s Board of Directors.

6.	Is there a non-compete on either side of the transaction?

(A)	No.

PTGi Going Forward

7.	What happens to PTGi after the close of the sale?

(A)	Andrew Day will continue to be the President and CEO of PTGi during the shareholder approval process. During this time period, the board of directors will contemplate what actions it may take with respect to the CEO role and other post-closing matters.

8.	Will you stay listed on the NYSE?

(A)	Yes we expect to remain listed.

9.	What happens to ICS?

(A)	ICS will remain with PTGi and the board of directors will continue to explore strategic alternatives for this business.

Proceeds/Use of Proceeds

10.	What are the net after-tax cash proceeds?

(A)	PTGi is considering ways to maximize US after-tax proceeds.

11.	What will you use the proceeds of the sale for?

(A)	To the extent that our 10% Notes and 13% Notes have not previously been discharged, we expect to use our cash on hand, together with proceeds from the sale, to discharge that indebtedness. Our board has not yet made a determination regarding the use of proceeds beyond the discharge of indebtedness. We expect to make further announcements regarding the use of proceeds as our board makes additional determinations.

12.	Under the terms of the bond indenture, isn’t PTGi obligated to use the proceeds of asset sales to offer to repurchase bonds?

We currently expect to discharge the 10% Notes and the 13% Notes at or prior to the closing. At that point, the covenants in the 10% Notes will no longer apply and our board will have discretion regarding our use of cash going forward. We expect to make further announcements regarding the use of proceeds as our board makes additional determinations.

13.	What restrictions does the 10% Note indenture place on the distribution of proceeds to equity holders? Must all bonds be redeemed before any distribution via dividend or other means can be made?

(A)	We currently expect to discharge the 10% Notes and the 13% Notes at or prior to the closing. At that point, the covenants in the 10% Notes will no longer apply and our board will have discretion regarding our use of cash going forward, including possible dividends or stock repurchases. We expect to make further announcements regarding the use of proceeds as our board makes additional determinations.

14.	Are outstanding PTGi Warrants affected by the transaction?

(A)	There are no anti-dilution adjustments to the terms of the Warrants as a result of the transaction.

15.	What’s going to happen to the CVRs?

(A)	The transaction will constitute a Change of Control for purposes of the CVRs. As a result, we will be required to conduct a valuation of PTGi’s equity valuation as of the day before the closing in accordance with the agreement governing the CVRs. The strike price for the CVRs is currently $26.20 per share, subject to further adjustment as provided in the agreement governing the CVRs. Accordingly, unless the equity valuation is in excess of $26.20 per share, there will be no distributions in respect of the CVRs. By their terms, the CVRs will expire on the first closing date.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of the North American retail operations of PTGi by affiliates of York Capital Management. In connection with the proposed transaction, PTGi will file with the Securities and Exchange Commission (the “SEC”) and furnish to PTGi’s stockholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, PTGi’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION. PTGi’s stockholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, PTGi’s stockholders may obtain a free copy of PTGi’s filings with the SEC from PTGi’s website at http://www.ptgi.com under “Investor Relations” or by directing a request to: Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, VA 22102, Attn: Investor Relations, (703) 748-8050, ir@ptgi.com.

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of PTGi may be deemed “participants” in the solicitation of proxies from stockholders of PTGi in favor of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of PTGi in connection with the proposed transaction will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about PTGi’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on April 30, 2013.

Forward-Looking Statements

These Q&As contain or incorporate a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “opportunity,” “goal,” “objective,” “growth,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or in the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties and are not guarantees of performance or results, or of the creation of shareholder value, although they are based on our current plans or assessments which we believe to be reasonable as of the date hereof. Factors or risks that could cause our actual results to differ materially from the results are more fully described in our annual report, quarterly reports or other filings with the SEC, which are available through our website at www.ptgi.com. Factors that relate to the proposed divestiture of PTGi’s North America Telecom operations include the risk that we may not obtain stockholder and regulatory approval of the transactions contemplated by the definitive agreement on the proposed terms and schedule; the risk that the transaction will impair our ability to maintain third party relationships following the announcement of the transaction; the risk that the parties may not be able to satisfy the conditions to closing of the transactions contemplated by the definitive agreement; and the risk that the transactions contemplated by the definitive agreement may not be completed in the time frame expected by the parties or at all. Other unknown or unpredictable factors could also affect our business, financial condition and results. Although we believe that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that any of the estimated or projected results will be realized. You should not place undue reliance on these forward-looking statements, which apply only as of the date hereof. Subsequent events and developments may cause our views to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

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